Exhibit 2.1

AMENDMENT NO. 1 TO THE PURCHASE AND SALE AGREEMENT

This AMENDMENT NO. 1 TO THE PURCHASE AND SALE AGREEMENT is entered into as of February 28, 2022 (this “Amendment”), by and between Arkema, a French société anonyme (“Purchaser”), and Ashland LLC, a Kentucky limited liability company (the “Seller”).  Capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Purchase Agreement (as defined below).

WHEREAS, Purchaser and the Seller entered into that certain Purchase and Sale Agreement, dated as of August 30, 2021 (the “Purchase Agreement”);

WHEREAS, pursuant to Section 11.02 of the Purchase Agreement, the Purchase Agreement may be amended by an instrument in writing signed on behalf of each of Purchaser and the Seller; and

WHEREAS, Purchaser and the Seller wish to amend the Purchase Agreement as set forth herein in order to reflect the agreement of the parties that the Seller shall retain all accrued receipts and accounts payable of the Seller or any of its Affiliates to the extent arising out of, relating to or in respect of the operation or conduct of the Business in any jurisdiction other than the United States, it being understood that the Target Working Capital will not be changed in connection with this Amendment.

NOW, THEREFORE, Purchaser and the Seller agree as follows:

1.          Amendment.

(a) The defined term “Current Liabilities” in Section 1.01 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Current Liabilities” means, as of a given time, the current liabilities of the Business that are specifically listed on the sample calculation as set forth in Section 1.01(e) of the Disclosure Letter and are Assumed Liabilities, in each case as of such time and excluding all deferred Tax Liabilities, calculated in accordance with the Accounting Principles; provided that for the avoidance of doubt the Retained Accounts Payable shall not constitute Current Liabilities.

(b) The following defined term is hereby added to Section 1.01 of the Purchase Agreement in appropriate alphabetical order:

“Retained Accounts Payable” means all accrued receipts and accounts payable of the Seller or any of its Affiliates to the extent arising out of, relating to or in respect of the operation or conduct of the Business in any jurisdiction other than the United States that remain unpaid as of the Effective Time; provided that for the avoidance of doubt any accruals related to rebates to be granted to customers constitute Assumed Liabilities and are not included in Retained Accounts Payable.

(c) Section 2.03(b) of the Purchase Agreement is amended by deleting “and” at the end of clause (v), adding “; and” at the end of clause (vi), and adding the following as Section 2.03(b)(vii):

“(vii)          Retained Accounts Payable.  All Retained Accounts Payable (it being understood that all Retained Accounts Payable shall be retained by the applicable member of the Seller Group).”

(d) Exhibit F to the Purchase Agreement is hereby amended and restated in its entirety by Exhibit F hereto.

2.          Effectiveness.  This Amendment shall become effective as of the date hereof.

3.          Effect of Amendment.  This Amendment shall not constitute a waiver, amendment or modification of any other provision of the Purchase Agreement.  Except as specifically modified and amended hereby, the Purchase Agreement shall remain unchanged and in full force and effect.   References in the Purchase Agreement to “this Agreement”, “herein”, “hereunder”, “hereto”, “hereof” and words of similar import shall refer to the Purchase Agreement as amended hereby, and references to the date of the Purchase Agreement, and references to the “date hereof”, “the date of this Agreement” or words of similar meaning in the Purchase Agreement, shall continue to refer to August 30, 2021.

4.          Miscellaneous.  The provisions of Sections 1.03 (Interpretation), 11.01 (Notices), 11.02 (Amendment), 11.03 (Extension; Waiver), 11.04 (Severability), 11.05 (Counterparts), 11.06 (Entire Agreement; Third-Party Beneficiaries), 11.07 (Governing Law), 11.08 (Assignment), 11.09 (Enforcement; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial) of the Purchase Agreement are incorporated herein by reference, mutatis mutandis and shall be binding upon Purchaser and the Seller.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

ARKEMA

/s/ Bernard Boyer
Name:	Bernard Boyer
Title:	Executive Vice President Strategy

[Signature Page to Amendment to Purchase Agreement]

ASHLAND LLC

/s/ Yvonne Winkler von Mohrenfels
Name:	Yvonne Winkler von Mohrenfels
Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Amendment to Purchase Agreement]